SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                            ---------------
                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 3)

                   Alliance Capital Management L.P.
             --------------------------------------------
                           (Name of Issuer)

             Units Representing Assignments of Beneficial
              Ownership of Limited Partnership Interests
             --------------------------------------------
                    (Title of Class of Securities)

                               018548107
             --------------------------------------------
                            (CUSIP Number)

                           Richard V. Silver
                         Senior Vice President
                          787 Seventh Avenue
                       New York, New York 10019
                            (212) 554-1338
             --------------------------------------------
             (Name, Address and Telephone Number of Person
           Authorized to Receive Notices and Communications)

                            With a copy to:
          Christianne Butte, Head of Central Legal Department
                        AXA, 40, rue du Colisee
                          75008 Paris, France
                          011-331-40-75-57-45
                            Not Applicable
             --------------------------------------------
        (Date of Event Which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ] .

     Check the following box if a fee is being paid with this statement [ ] . (A fee is not required only if the reporting person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. See Rule 13d-7.)

     Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment continuing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                  (Continued on following pages)
                          (Page 1 of 82)
                   (Exhibits begin on page 34.)

    CUSIP NO. 018548107           SCHEDULE 13D       Page  2  of  82  Pages
--------------------------                           ----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          AXA


---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         AF


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          France

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER

                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          49,999,429
       (Not to be construed as an admission of beneficial ownership)
---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          57.38%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          HC

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D       Page  3  of  82  Pages
--------------------------                           ----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Finaxa


---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         AF


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          France

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER

                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          49,999,429
       (Not to be construed as an admission of beneficial ownership)
---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          57.38%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          HC

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D       Page  4  of  82  Pages
--------------------------                           ----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          AXA Assurances I.A.R.D. Mutuelle


---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [X]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         AF


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          France

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER

                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          49,999,429
       (Not to be construed as an admission of beneficial ownership)
---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          57.38%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IC

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D       Page  5  of  82  Pages
--------------------------                           ----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          AXA Assurances Vie Mutuelle


---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [X]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         AF


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          France

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER

                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          49,999,929
       (Not to be construed as an admission of beneficial ownership)
---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          57.38%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IC

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D       Page  6  of  82  Pages
--------------------------                           ----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          AXA Courtage Assurance Mutuelle


---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [X]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         AF


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          France

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER

                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          49,999,429
      (Not to be construed as an admission of beneficial ownership)
---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          57.38%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IC

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D       Page  7  of  82  Pages
--------------------------                           ----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Alpha Assurances Vie Mutuelle


---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [X]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         AF


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          France

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER

                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          49,999,429
       (Not to be construed as an admission of beneficial ownership)
---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          57.38%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IC

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D       Page  8  of  82  Pages
--------------------------                           ----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Alpha Assurances I.A.R.D. Mutuelle


---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [X]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         AF


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          France

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER

                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          49,999,429
       (Not to be construed as an admission of beneficial ownership)
---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          57.38%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IC

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D       Page  9  of  82  Pages
--------------------------                           ----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Claude Bebear, as a Trustee


---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         00


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          Citizen of France

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER

                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          49,999,929

---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          57.38%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IN

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D      Page  10  of  82  Pages
--------------------------                          -----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Patrice Garnier, as a Trustee


---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         00


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          Citizen of France

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER

                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          49,999,929
       (Not to be construed as an admission of beneficial ownership)
---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          57.38%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IN

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D      Page  11  of  82  Pages
--------------------------                          -----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Henri de Clermont-Tonnerre, as a Trustee


---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         00


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          Citizen of France

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER

                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          49,999,929
       (Not to be construed as an admission of beneficial ownership)
---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          57.38%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IN

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D      Page  12  of  82  Pages
--------------------------                          -----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          The Equitable Companies Incorporated
          13-3623351

---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         AF


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES               49,999,429
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER
                         49,999,429
                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          49,999,429

---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          57.38%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          HC, CO

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D      Page  13  of  82  Pages
--------------------------                          -----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          The Equitable Life Assurance Society of the United States
          13-5570651

---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         WC


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          New York

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES               49,999,429
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER
                         49,999,429
                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          49,999,429

---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          57.38%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IC

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D      Page  14  of  82  Pages
--------------------------                          -----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Equitable Holding Corporation
          22-2766036

---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         AF


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES               12,261,641
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER
                         12,261,641
                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          12,261,641

---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          14.66%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          HC

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D      Page  15  of  82  Pages
--------------------------                          -----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Equitable Investment Corporation
          13-2694412

---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         AF


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          New York

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES               12,246,439
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER
                         12,246,439
                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          12,246,439

---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          14.64%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          HC

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D      Page  16  of  82  Pages
--------------------------                          -----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          ACMC, Inc.
          13-2677213

---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         00


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES               33,471,500
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER
                         33,471,500
                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          33,471,500

---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          40.01%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          CO

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 018548107           SCHEDULE 13D      Page  17  of  82  Pages
--------------------------                          -----------------------

---------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Equitable Capital Management Corporation
          13-3266813

---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [ ]

---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   SOURCE OF FUNDS*
         00


---------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                           [ ]

---------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

---------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
    SHARES               12,246,439
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
     EACH
   REPORTING      ---------------------------------------------------------
  PERSON WITH     9    SOLE DISPOSITIVE POWER
                         12,246,439
                  ---------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

---------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          12,246,439

---------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [ ]

---------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          14.64%

---------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          HC

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   Page 18 of 82 Pages


          This Amendment No. 3 amends and restates in its entirety the Statement on Schedule 13D ("Schedule 13D") initially filed on August 4, 1992 with the Securities and Exchange Commission, by AXA, Midi Participations, Finaxa, the Mutuelles AXA (as herein defined) and the Trustees (as herein defined) of a Voting Trust, as amended by Amendment No. 1 to the Schedule 13D ("Amendment No. 1") filed on July 29, 1993, and Amendment No. 2 to the Schedule 13D filed on September 14, 1994 ("Amendment No. 2"), each of which was filed by AXA, Midi Participations, Finaxa, the Mutuelles AXA, the Trustees, The Equitable Companies Incorporated, The Equitable Life Assurance Society of the United States, Equitable Holding Corporation, Equitable Investment Corporation, ACMC, Inc. and Equitable Capital Management Corporation, which Schedule 13D relates to units representing assignments of beneficial ownership of limited partnership interests of Alliance Capital Management L.P., a Delaware limited partnership ("Alliance").

Item 1.   Security and Issuer

          The class of equity securities to which this statement relates is the units representing assignments of beneficial ownership of limited partnership interests (the "Units") of Alliance. The address of the principal executive offices of Alliance is 1345 Avenue of the Americas, New York, New York 10105.

Item 2.   Identity and Background

          This statement is being filed by (i) AXA, a societe anonyme organized under the laws of France, (ii) Finaxa, a societe anonyme organized under the laws of France, (iii) AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (formerly known as Uni Europe Assurance Mutuelle), Alpha Assurances Vie Mutuelle and Alpha Assurances I.A.R.D. Mutuelle, five mutual insurance companies organized under the laws of France (the "Mutuelles AXA") which, acting as a group, control Finaxa and AXA, (iv) Claude Bebear (Chairman and Chief Executive Officer of AXA), Patrice Garnier (a director of AXA) and Henri de Clermont-Tonnerre (a director of AXA), as Trustees (the "Trustees") of a Voting Trust (the "Voting Trust") established pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA and the Trustees (the "Voting Trust Agreement"), (v) The Equitable Companies Incorporated, a Delaware corporation ("Equitable Holding"), (vi) The Equitable Life Assurance Society of the

                                                   Page 19 of 82 Pages





United States, a New York stock life insurance company ("Equitable"),
(vii) Equitable Holding Corporation, a Delaware corporation ("EHC"),
(viii) Equitable Investment Corporation, a New York corporation ("EIC"), (ix) ACMC, Inc., a Delaware corporation ("ACMC"), and (x) Equitable Capital Management Corporation, a Delaware corporation ("ECMC"). AXA, Finaxa, the Mutuelles AXA, the Trustees, Equitable Holding, Equitable, EHC, EIC, ACMC and ECMC are hereinafter collectively referred to as the "Reporting Persons".

AXA

          AXA is a holding company for an international group of insurance and related financial service companies. The address of AXA's principal business and office is 23, avenue Matignon, 75008 Paris, France. As of September 9, 1996, 36.3% of the ordinary shares (representing 49.1% of the voting power) of AXA were directly beneficially owned by Finaxa. As of September 9, 1996, the Mutuelles AXA, in addition to their indirect beneficial ownership of AXA ordinary shares through Finaxa, directly beneficially owned 5.7% of AXA's ordinary shares (representing 7.7% of the voting power). In addition, as of September 9, 1996, 7.8% of the ordinary shares of AXA without the power to vote were owned by certain subsidiaries of AXA.

Finaxa

          Finaxa is a holding company. The address of Finaxa's principal business and office is 23, avenue Matignon, 75008 Paris, France. As of September 6, 1996, 61.3% of the voting shares (representing 73.5% of the voting power) of Finaxa were owned by the Mutuelles AXA (one of which, AXA Assurances I.A.R.D. Mutuelle, owned 34.8% of the voting shares, representing 40.6% of the voting power), and 23.7% of the voting shares, (representing 15.0% of the voting power) of Finaxa were owned by Banque Paribas, a French bank.

The Mutuelles AXA

          The Mutuelles AXA are AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (formerly known as Uni Europe Assurance Mutuelle), Alpha Assurances Vie Mutuelle and Alpha Assurances I.A.R.D. Mutuelle. Each of the Mutuelles AXA is a mutual insurance company organized under the laws of France. The address of each of the Mutuelles AXA's

                                                   Page 20 of 82 Pages





principal business and office is as follows: (i) for each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 21, rue de Chateaudun, 75009 Paris, France; (ii) for each of Alpha Assurances Vie Mutuelle and Alpha Assurances I.A.R.D. Mutuelle, Tour Franklin, 100-101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France; and (iii) for AXA Courtage Assurance Mutuelle, 26, rue Louis le Grand, 75002 Paris, France.

The Trustees

          In order to ensure, for insurance regulatory purposes, that certain indirect minority shareholders of AXA are not able to exercise control over Equitable Holding and certain of its insurance subsidiaries, AXA has agreed pursuant to the Voting Trust Agreement to deposit in the Voting Trust the shares of capital stock of Equitable Holding having voting powers beneficially owned by AXA and certain of its affiliates. AXA or any such affiliate depositing capital stock in the Voting Trust will remain the beneficial owner of all capital stock deposited by it in the Voting Trust, but during the term of the Voting Trust the Trustees will exercise all voting rights with respect to such capital stock. Additional information relating to the Voting Trust Agreement is set forth in the Schedule 13D filed by AXA with respect to its ownership of the capital stock of Equitable Holding.

          Information with respect to the Trustees is set forth on
Exhibit 1 hereto since the Trustees are all members of AXA's Conseil d'Administration.

Equitable Holding and Subsidiaries

          Equitable Holding is a holding company. As of September 6, 1996, approximately 60.7% of the outstanding shares of common stock as well as certain shares of convertible preferred stock of Equitable Holding were beneficially owned by AXA. Equitable Holding and its subsidiaries (including Equitable, a wholly-owned subsidiary) provide diversified financial services to a broad spectrum of insurance, investment management and investment banking customers. ACMC is a wholly-owned subsidiary of Equitable. EHC is a wholly-owned subsidiary of Equitable which in turn wholly-owns EIC, which in turn wholly-owns ECMC. ECMC, ACMC, EIC, EHC and Equitable Holding are holding companies. The address of the principal business and principal office of Equitable Holding,

                                                   Page 21 of 82 Pages





Equitable, EIC, ACMC and ECMC is 787 Seventh Avenue, New York, New York 10019. The address of the principal business and principal office of EHC is 200 Plaza Drive, 2nd Floor, Secaucus, New Jersey 07096-1583.

          The (i) name, (ii) residence or business address, (iii) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted and (iv) citizenship of each of the executive officers and directors of each of the Reporting Persons are set forth on Exhibits 1 through 13 hereto. None of the Reporting Persons nor, to the knowledge of any Reporting Person, any natural person named in Exhibit 1 through 13 hereto has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of which any such Reporting Person or person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.


Item 3.   Source and Amount of Funds or Other Consideration.
          See response to Item 4.

Item 4.   Purpose of Transaction

          Alliance was organized as a master limited partnership in 1987 to succeed to the business of ACMC, Inc., a Delaware corporation then a subsidiary of Equitable, which began providing investment management services in 1971. On April 21, 1988, the business and substantially all of the operating assets of ACMC were conveyed to Alliance in exchange for a 1% general partnership interest in Alliance and approximately 55% of the then outstanding Units.

          Equitable and its subsidiaries have acquired for cash beneficial ownership of additional Units subsequent to the formation of Alliance in order to finance sales of shares of mutual funds for which Alliance is the investment adviser. Additional Units were also acquired by Equitable and its subsidiaries in order to provide Alliance with additional capital to take advantage of growth opportunities and strategic global alliances, including Units acquired by Equitable Life as consideration for property transferred to

                                                   Page 22 of 82 Pages



Alliance by Equitable Life and Units acquired for cash in order to provide capital to Alliance for the acquisition in 1993 of Shields Asset Management, Incorporated and its wholly-owned subsidiary, Regent Investor Services, Incorporated. In the future, the Reporting Persons may acquire additional Units or dispose of Units.

          Under current law, Alliance, as a partnership, generally is not subject to Federal income tax. However, current law also provides that, as a consequence of the public trading of Units, Alliance will be treated as a corporation for Federal income tax purposes beginning on January 1, 1998. The Reporting Persons have begun to examine possible actions, if any, which might be responsive to this change in Alliance's tax status. It is possible that such examination will result in one or more proposals that may relate to or result in one or more of the actions described in Item 4 (a)-(j) of Schedule 13D. There can be no assurance that any such proposal will be made or, if made, as to the timing or nature thereof.

          Except as set forth in this statement, none of the Reporting Persons has any plan or proposals described in Item 4(a)-(j) of
Schedule 13D.

Item 5.   Interest in the Securities of the Issuer.

          (a),(b) Equitable beneficially owns directly 2,266,288 Units representing 2.71% of the Units outstanding. ACMC beneficially owns directly 33,471,500 Units representing 40.01% of the Units outstanding. ECMC beneficially owns directly 12,246,439 Units (including a Class A Limited Partnership Interest convertible currently into 446,439 Units), representing 14.64% of the Units outstanding. Equitable, ACMC and ECMC have the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of each of their respective Units. In addition, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), 80.2% of the shares of common stock of which are directly and indirectly owned by Equitable Holding, may be deemed, directly or indirectly, to be the beneficial owner of 15,202 Units, acquired solely for investment purposes on behalf of client discretionary accounts. By reason of its ownership interest in ECMC, EIC may be deemed to beneficially own indirectly, and to have voting and dispositive power with respect to, the 12,246,439 Units (including the Class A Limited Partnership Interest convertible currently into 446,439 Units) owned by ECMC,

                                                   Page 23 of 82 Pages





representing 14.64% of the Units outstanding. By reason of its ownership interest in ECMC and DLJ, EHC may be deemed to beneficially own indirectly, and to have voting and dispositive power with respect to 12,261,641 Units including the 12,246,439 Units (including the Class A Limited Partnership Interest convertible currently into 446,439 Units) owned by ECMC and the 15,202 Units held in DLJ client discretionary accounts, representing 14.66% of the Units outstanding. By reason of its ownership interest in ACMC, ECMC and DLJ, Equitable may be deemed to beneficially own indirectly, and to have voting and dispositive power with respect to, the 33,471,500 Units owned by ACMC, the 12,246,439 Units (including the Class A Limited Partnership Interest convertible currently into 446,439 Units) owned by ECMC, the 15,202 Units acquired on behalf of client discretionary accounts by DLJ which, together with the 2,266,288 Units owned directly by Equitable, represent 57.38% of the Units outstanding. By reason of its ownership interest in ACMC, ECMC, DLJ and Equitable, Equitable Holding may be deemed to beneficially own indirectly, and to have voting and dispositive power with respect to, the 33,471,500 Units owned by ACMC, the 12,246,439 Units (including the Class A Limited Partnership Interest convertible currently into 446,439 Units) owned by ECMC, the 2,266,288 Units owned directly by Equitable and the 15,202 Units acquired on behalf of client discretionary accounts by DLJ, representing 57.38% of the Units outstanding.

          AXA, by virtue of its ownership of 60.7% of the outstanding shares of common stock of Equitable Holding, may be deemed to beneficially own all of the Units of Alliance owned indirectly by Equitable Holding. By reason of the Voting Trust Agreement, the Trustees may also be deemed to be beneficial owners of such Units. In addition, the Mutuelles AXA, as a group, and Finaxa may be deemed to be beneficial owners of such Units. Each of AXA, Finaxa, the Mutuelles AXA and the Trustees expressly declares that the filing of this
Schedule 13D shall not be construed as an admission that it is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owner of such Units.

          AXA, by reason of its relationship with Equitable Holding, may be deemed to share the power to vote or direct the vote and to dispose or direct the disposition of all of the Units beneficially owned by Equitable Holding. By reason of the Voting Trust arrangement, the Trustees may be deemed and, by reason of their relationship with AXA, the

                                                   Page 24 of 82 Pages


Mutuelles AXA, as a group, and Finaxa may be deemed, to share the power to vote or to direct the vote and to dispose or to direct the disposition of all the Units beneficially owned by Equitable Holding.

          To the knowledge of the Reporting Persons, the following directors and executive officers of the Reporting Persons listed in
Exhibit 1 through 13 hereto beneficially own the following number of outstanding Units and options or other rights to acquire Units presently or within sixty days:


Richard H. Jenrette          10,000 Units

Arthur L. Liman               1,000 Units

William T. McCaffrey          1,000 Units

Joseph J. Melone              5,000 Units

Peter D. Noris                1,000 Units

Jerry M. de St. Paer            500 Units

George J. Sella, Jr.          6,000 Units

John S. Chalsty               9,000 Units

Dave Williams             1,144,456 Units (80,000 of which
                          are owned by his spouse, Reba
                          Williams)


          Other than as described above, none of the Reporting Persons beneficially owns any Units or options or other rights to acquire Units presently or within sixty days and, to the knowledge of the Reporting Persons, none of the persons listed in Exhibits 1 through 13 hereto beneficially owns any Units or options and other rights to acquire Units within sixty days.

          (c) No transactions in the Units have been effected during the past 60 days by the Reporting Persons, or, to the knowledge of the Reporting Persons, any natural person named in Exhibit 1 through 13 hereto.

          (d) Not applicable.

          (e) Midi Participations, formerly a reporting person as to this statement, was merged into AXA on May 9, 1996.

                                                   Page 25 of 82 Pages


Item 6.   Contracts, Arrangements, Understandings or
          Relationships with Respect to the Securities of the Issuer.

          As provided in the Amended and Restated Transfer Agreement dated as of February 23, 1993, as amended and restated on May 28, 1993 (the "Transfer Agreement"), the Class A Limited Partnership Interest has been created as a mechanism to increase the value of ECMC's interest in Alliance to reflect the value of certain assets, which provide for the payment of incentive fees over time, as the value of those assets is realized by Alliance or its subsidiaries during the period beginning with Alliance's fiscal year beginning in 1993, and ending December 31, 1997. For 1995, the most recently completed fiscal year of Alliance, the Class A Limited Partnership Interest had a Unit Sharing Equivalent (as such term is defined in the Transfer Agreement) equal to 446,439 Units.


Item 7.   Material to be Filed as Exhibits

Exhibit 1      Information with respect to Executive
               Officers of AXA and Members of AXA's Conseil d'Administration

Exhibit 2      Information with respect to Executive
               Officers of Finaxa and Members of Finaxa's
               Conseil d'Administration.

Exhibit 3      Information with respect to Executive
               Officers of AXA Assurances I.A.R.D. Mutuelle and Members of AXA Assurances I.A.R.D.
               Mutuelle's Conseil d'Administration

Exhibit 4      Information with respect to Executive
               Officers of AXA Assurances Vie Mutuelle and
               Members of AXA Assurances Vie Mutuelle's
               Conseil d'Administration

Exhibit 5      Information with respect to Executive
               Officers of Axa Courtage Assurance Mutuelle and Members of Axa Courtage Assurance Mutuelle's
               Conseil d'Administration

Exhibit 6      Information with respect to Executive
               Officers of Alpha Assurances Vie Mutuelle and Members of Alpha Assurances Vie Mutuelle's
               Conseil d'Administration

                                                   Page 26 of 82 Pages


Exhibit 7      Information with respect to Executive
               Officers of Alpha Assurances I.A.R.D.
               Mutuelle and Members of Alpha Assurances
               I.A.R.D. Mutuelle's Conseil d'Administration

Exhibit 8      Information with respect to the Executive
               Officers and Directors of The Equitable
               Companies Incorporated

Exhibit 9      Information with respect to the Executive
               Officers and Directors of The Equitable Life
               Assurance Society of the United States

Exhibit 10     Information with respect to the Executive
               Officers and Directors of Equitable Holding
               Corporation

Exhibit 11     Information with respect to the Executive
               Officers and Directors of Equitable
               Investment Corporation

Exhibit 12     Information with respect to the Executive
               Officers and Directors of ACMC, Inc.

Exhibit 13     Information with respect to the Executive
               Officers and Directors of Equitable Capital
               Management Corporation

Exhibit 14 Filing Agreement with respect to the Schedule 13D among the Reporting Persons (Incorporated by Reference to Exhibit 17 of the Schedule 13D filed on August 4, 1992)

Exhibit 15     Powers of Attorney with respect to the
               Schedule 13D

Exhibit 16 Amended and Restated Transfer Agreement dated as of February 23, 1993, as amended and restated on May 28, 1993 (Incorporated by Reference to Exhibit 19 filed with Amendment No. 1 to the Schedule 13D filed on July 29, 1993)

                                                   Page 27 of 82 Pages





                               Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     October 18, 1996


                                    AXA
                                    Finaxa
                                    AXA Assurances I.A.R.D. Mutuelle
                                    AXA Assurances Vie Mutuelle
                                    AXA Courtage Assurance Mutuelle
                                    Alpha Assurances I.A.R.D. Mutuelle
                                    Alpha Assurances Vie Mutuelle
                                    Claude Bebear, Patrice Garnier and
                                    Henri de Clermont-Tonnerre, as
                                    Trustees under the Voting Trust
                                    Agreement

                                          by
                                            /s/ Richard V. Silver
                                            -------------------------
                                            Name:  Richard V. Silver
                                            Title: Attorney-in-Fact

                                                   Page 28 of 82 Pages





                               Signature


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     October 18, 1996


                                     THE EQUITABLE COMPANIES
                                     INCORPORATED

                                        by
                                          /s/ Richard V. Silver
                                          ---------------------------
                                          Name:  Richard V. Silver
                                          Title: Senior Vice President

                                                   Page 29 of 82 Pages





                               Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     October 18, 1996


                                     THE EQUITABLE LIFE ASSURANCE
                                     SOCIETY OF THE UNITED STATES

                                       by
                                         /s/ Richard V. Silver
                                         ----------------------------
                                         Name:  Richard V. Silver
                                         Title: Senior Vice President

                                                   Page 30 of 82 Pages





                               Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     October 18, 1996


                                     EQUITABLE HOLDING CORPORATION

                                       by
                                         /s/ Edward J. Hayes
                                         ----------------------------
                                         Name:  Edward J. Hayes
                                         Title: President and Chief
                                                Executive Officer

                                                   Page 31 of 82 Pages





                               Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     October 18, 1996


                                     EQUITABLE INVESTMENT
                                     CORPORATION

                                       by
                                         /s/ Richard V. Silver
                                         ----------------------------
                                         Name:  Richard V. Silver
                                         Title: Senior Vice President

                                                   Page 32 of 82 Pages


                               Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     October 18, 1996



                                     ACMC, INC.

                                       by
                                         /s/ Louis M. Ocone
                                         ----------------------------
                                         Name:  Louis M. Ocone
                                         Title: Executive Vice
                                                President and Chief
                                                Financial Officer

                                                   Page 33 of 82 Pages



                              Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     October 18, 1996



                                     EQUITABLE CAPITAL MANAGEMENT
                                     CORPORATION

                                       by
                                         /s/ Louis M. Ocone
                                         ----------------------------
                                         Name:  Louis M. Ocone
                                         Title: Executive Vice
                                                President and Chief
                                                Financial Officer

                                                   Page 34 of 82 Pages





                                                             Exhibit 1

                        Executive Officers and
                  Members of Conseil d'Administration
                                  of
                                 AXA

          The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA and each individual is a citizen of the Republic of France.

Name, Business Address                 Present Principal Occupation
----------------------                 ----------------------------

*  Claude Bebear                       Chairman and Chief
                                       Executive Officer

*  Antoine Bernheim                    General Partner, Lazard
   121, boulevard Haussman,            Freres et Cie (investment
   75008 Paris France                  banking); Chairman,
                                       Assicurazioni Generali
                                       S.p.A. (insurance)

   Henri de Castries                   Executive Vice President,
                                       Financial Services and
                                       Life Insurance Activities
                                       outside France

   Francoise Colloc'h                  Executive Vice President,
                                       Human Resources and Public
                                       Relations

*  Henri de Clermont-Tonnerre          Chairman, Societe
   90, rue de Miromesnil               d'Armement et de
   75008 Paris, France                 Navigation Charles
                                       Schiaffino
                                       (transportation)

                                                   Page 35 of 82 Pages





*  David Dautresme                     General Partner, Lazard
   121, boulevard Haussman             Freres et Cie (investment
   75008 Paris, France                 banking)

*  Jean-Rene Fourtou                   Chairman and Chief
   25, quai Paul Doumer                Executive Officer, Rhone-
   92408 Courbevoie, France            Poulenc S.A. (industry)

*  Michel Francois-Poncet              Chairman of the
   3, rue d'Autin                      Supervisory Board of
   75002 Paris, France                 Compagnie Financiere
                                       Paribas and Banque Paribas
                                       (financial services and
                                       banking)

*  Patrice Garnier                     Retired

*  Anthony J. Hamilton (1)             Group Chairman, Fox-Pitt,
   35 Wilson Street                    Kelton Limited (Finance)
   London, England  EC2M 2SJ

*  Henri Hottinguer (2)                Chairman and Chief
   38, rue de Provence                 Executive Officer, Banque
   75009 Paris, France                 Hottinguer (banking)

*  Richard H. Jenrette (3)             Retired Chairman, The
   787 Seventh Avenue                  Equitable Companies
   New York, New York  10019           Incorporated

*  Henri Lachmann                      Chairman and Chief
   56, rue Jean Giraudoux              Executive Officer, Strafor
   67000 Strasbourg, France            Facom (office furniture)

   Gerard de la Martiniere             Executive Vice President,
                                       Chief Financial Officer

*  Didier Pineau-Valencienne           Chairman and Chief
   64-70, avenue Jean                  Executive Officer,
   Baptiste Clement                    Schneider S.A. (electric
   92646 Boulogne Cedex,               equipment)
   France

                                                   Page 36 of 82 Pages





   Claude Tendil                       Executive Vice President,
                                       French Insurance
                                       Activities and Non-Life
                                       and Composite Insurance
                                       Activities outside France


     --------------------
*    Member, Conseil
     d'Administration
(1)  Citizen of the United
     Kingdom
(2)  Citizen of Switzerland
(3)  Citizen of the United
     States of America

                                                   Page 37 of 82 Pages





                                                             Exhibit 2

                        Executive Officers and
                  Members of Conseil d'Administration
                                  of
                                FINAXA

          The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.

Name, Business Address                 Present Principal Occupation
----------------------                 ----------------------------

*   Claude Bebear                      Chairman and Chief
                                       Executive Officer;
                                       Chairman and Chief
                                       Executive Officer, AXA

*   Henri de Castries                  Executive Vice President,
                                       Financial Services and
                                       Life Insurance Activities
                                       outside France, AXA

*   Henri de Clermont-Tonnerre        Chairman, Societe
    90, rue de Miromesnil              d'Armement et de
    75008 Paris, France                Navigation Charles
                                       Schiaffino
                                       (transportation)

*   Jean-Rene Fourtou                  Chairman and Chief
    25, quai Paul Doumer               Executive Officer, Rhone-
    92408 Courbevoie, France           Poulenc S.A. (industry)

*   Patrice Garnier                    Retired

                                                   Page 38 of 82 Pages


*   Henri Hottinguer (1)               Chairman and Chief
    38, rue de Provence                Executive Officer, Banque
    75009 Paris, France                Hottinguer (banking)

*   Paul Hottinguer (1)                Assistant Chairman and
    38, rue de Provence                Chief Executive Officer,
    75009 Paris, France                Banque Hottinguer (banking)

*   Henri Lachmann                     Chairman and Chief
    56, rue Jean Giraudoux             Executive Officer, Strafor
    67000 Strasbourg, France           Facom (office furniture)

    Gerard de la Martiniere            Executive Officer;
                                       Executive Vice President,
                                       Chief Financial Officer,
                                       AXA

*   Georges Rousseau                   Retired
    2, rue des Mouettes
    76130 Mont Saint Aignan,
    France


    -------------------------
*   Member, Conseil
    d'Administration

(1) Citizen of Switzerland

                                                   Page 39 of 82 Pages





                                                             Exhibit 3

                        Executive Officers and
                  Members of Conseil d'Administration
                                  of
                   AXA ASSURANCES I.A.R.D. MUTUELLE

          The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.

Name, Business Address                 Present Principal Occupation
----------------------                 ----------------------------

*  Claude Bebear                       Chairman; Chairman and
   23, avenue Matignon                 Chief Executive Officer, AXA
   75008 Paris, France

   Jean-Luc Bertozzi                   Executive Officer

*  Henri de Castries                   Executive Vice President,
   23, avenue Matignon                 Financial Services and Life
   75008 Paris, France                 Insurance Activities
                                       outside France, AXA

*  Jean-Pierre Chaffin                 Manager, Federation de la
   5, rue la Bruyere                   Metallurgie (industry)
   75009 Paris, France

*  Gerard Coutelle                     Retired

*  Jean-Rene Fourtou                   Chairman and Chief
   25, quai Paul Doumer                Executive Officer, Rhone-
   92408 Courbevoie, France            Poulenc S.A. (industry)

                                                   Page 40 of 82 Pages


*  Patrice Garnier                     Retired

*  Henri Lachmann                      Chairman and Chief
   56, rue Jean Giraudoux              Executive Officer, Strafor
   67000 Strasbourg, France            Facom (office furniture)

*  Francois Richer                     Retired

*  Georges Rousseau                    Retired
   2, rue des Mouettes
   76130 Mont Saint Aignan,
   France

*  Claude Tendil                       Chief Executive Officer;
   21, rue de Chateaudun               Executive Vice President,
   75009 Paris, France                 French Insurance Activities
                                       and Non-Life and Composite
                                       Insurance Activities
                                       outside France, AXA

*  Nicolas Thiery                      Chairman and Chief
   6 Cite de la Chapelle               Executive Officer,
   75018 Paris, France                 Etablissements Jaillard
                                       (management consulting)

*  Francis Vaudour                     Chief Executive Officer,
   14, boulevard Industriel            Segafredo Zanetti France
   76301 Sotteville les                S.A. (coffee importing and
   Rouen, France                       processing)

----------------------------------
*  Member, Conseil
   d'Administration

                                                Page 41 of 82 Pages



                                                          Exhibit 4

                        Executive Officers and
                 Members of Conseil d'Administration
                                  of
                     AXA ASSURANCES VIE MUTUELLE

          The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

Name, Business Address                    Present Principal Occupation
----------------------                    ----------------------------

*  Claude Bebear                          Chairman; Chairman and
   23, avenue Matignon                    Chief Executive Officer, AXA
   75008 Paris, France

   Jean-Luc Bertozzi                      Executive Officer

*  Henri de Castries                      Executive Vice President,
   23, avenue Matignon                    Financial Services and Life
   75008 Paris, France                    Insurance Activities
                                          outside France, AXA

*  Jean-Pierre Chaffin                    Manager, Federation de la
   5, rue la Bruyere                      Metallurgie (industry)
   75009 Paris, France

*  Henri de Clermont-Tonnerre             Chairman, Societe
   90, rue de Miromesnil                  d'Armement et de Navigation
   75008 Paris, France                    Charles Schiaffino
                                          (transportation)

*  Gerard Coutelle                        Retired

                                                Page 42 of 82 Pages



*  Jean-Rene Fourtou                      Chairman and Chief
   25, quai Paul Doumer                   Executive Officer, Rhone-
   92408 Courbevoie, France               Poulenc S.A. (industry)

*  Henri Lachmann                         Vice Chairman; Chairman and
   56, rue Jean Giraudoux                 Chief Executive Officer,
   67000 Strasbourg, France               Strafor Facom (office
                                          furniture)

*  Francois Richer                        Retired

*  Georges Rousseau                       Retired
   2, rue des Mouettes
   76130 Mont Saint Aignan,
   France

*  Claude Tendil                          Chief Executive Officer;
   21, rue de Chateaudun                  Executive Vice President,
   75009 Paris, France                    French Insurance Activities
                                          and Non-Life and Composite
                                          Insurance Activities
                                          outside France, AXA

*  Nicolas Thiery                         Chairman and Chief
   6 Cite de la Chapelle                  Executive Officer,
   75018 Paris, France                    Etablissements Jaillard
                                          (management consulting)

*  Francis Vaudour                        Chief Executive Officer,
   14, boulevard Industriel               Segafredo Zanetti France
   76301 Sotteville les Rouen,            S.A. (coffee importing and
   France                                 processing)


------------------------------
*  Member, Conseil
   d'Administration

                                                Page 43 of 82 Pages



                                                      Exhibit 5

                       Executive Officers and
                Members of Conseil d'Administration
                                 of
                  AXA COURTAGE ASSURANCE MUTUELLE

          The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue Louis le Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.

Name, Business Address            Present Principal Occupation
----------------------            ----------------------------

*  Claude Bebear                  Chairman; Chairman and
   23, avenue Matignon            Chief Executive Officer, AXA
   75008 Paris, France

*  Henri de Castries              Executive Vice President,
   23, avenue Matignon            Financial Services and Life
   75008 Paris, France            Insurance Activities
                                  outside France, AXA

*  Francis Cordier                Chairman and Chief
   rue Nicephone Niepce BP 232    Executive Officer, Group
   76304 Sotteville Les Rouen,    Demay Lesieur (food
   France                         industry)

*  Gerard Coutelle                Retired

*  Jean-Rene Fourtou              Chairman and Chief
   25, quai Paul Doumer           Executive Officer, Rhone-
   92408 Courbevoie, France       Poulenc S.A. (industry)

*  Patrice Garnier                Retired

                                                Page 44 of 82 Pages



*  Henri Lachmann                  Vice Chairman; Chairman and
   56, rue Jean Giraudoux          Chief Executive Officer,
   67000 Strasbourg, France        Strafor Facom (office
                                   furniture)

*  Francis Magnan                  Chairman and Chief
   50, boulevard des Dames         Executive Officer, Groupe
   13002 Marseille, France         Daher (air and sea
                                   transportation)

*  Jean de Ribes                   Chief Executive Officer,
   13, rue Notre Dame des          Banque Rivaud (banking)
   Victoires 75008 Paris, France

*  Georges Rousseau                Retired
   2, rue des Mouettes
   76130 Mont Saint Aignan,
        France

*  Jean-Paul Saillard              Corporate Secretary, AXA
   23, avenue Matignon
   75008 Paris, France

*  Claude Tendil                   Chief Executive Officer;
   21, rue de Chateaudun           Executive Vice President,
   75009 Paris, France             French Insurance Activities
                                   and Non-Life and Composite
                                   Insurance Activities
                                   outside France, AXA

-------------------------------
*  Member, Conseil
   d'Administration

                                                Page 45 of 82 Pages



                                                         Exhibit 6

                        Executive Officers and
                  Members of Conseil d'Administration
                                  of
                     ALPHA ASSURANCES VIE MUTUELLE


          The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Alpha Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances Vie Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

*  Claude Bebear                   Chairman; Chairman and
   23, avenue Matignon             Chief Executive Officer, AXA
   75008 Paris, France

*  Henri Brischoux                 Corporate Secretary, G.I.E.
   21, rue de Chateaudun,          AXA France
   75009 Paris, France

*  Henri de Castries               Executive Vice President,
   23, avenue Matignon             Financial Services and Life
   75008 Paris, France             Insurance Activities
                                   outside France, AXA

*  Henri de Clermont-Tonnerre      Chairman, Societe
   90, rue de Miromesnil           d'Armement et de Navigation
   75008 Paris, France             Charles Schiaffino
                                   (transportation)

                                                Page 46 of 82 Pages



*  Bernard Cornille                Audit Manager, AXA Assurances
   21, rue de Chateaudun
   75009 Paris France

*  Claude Fath                     Executive Officer

*  Jean-Rene Fourtou               Chairman and Chief
   25, quai Paul Doumer            Executive Officer, Rhone-
   92408 Courbevoie, France        Poulenc S.A. (industry)

*  Patrice Garnier                 Retired

*  Henri Lachmann                  Vice Chairman; Chairman and
   56, rue Jean Giraudoux          Chief Executive Officer,
   67000 Strasbourg, France        Strafor Facom (office
                                   furniture)

*  Georges Rousseau                Retired
   2, rue des Mouettes
   76130 Mont Saint Aignan,
   France

*  Claude Tendil                   Chief Executive Officer;
   21, rue de Chateaudun           Executive Vice President,
   75009 Paris, France             French Insurance Activities
                                   and Non-Life and Composite
                                   Insurance Activities
                                   outside France, AXA

*  Francis Vaudour                 Chief Executive Officer,
   14, boulevard Industriel        Segafredo Zanetti France
   76301 Sotteville les Rouen      S.A. (coffee importing and
   France                          processing)

------------------------------
*  Member, Conseil
   d'Administration

                                                Page 47 of 82 Pages



                                                       Exhibit 7

                       Executive Officers and
                Members of Conseil d'Administration
                                 of
                 ALPHA ASSURANCES I.A.R.D. MUTUELLE

          The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Alpha Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances I.A.R.D. Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

*  Claude Bebear                   Chairman; Chairman and
   23, avenue Matignon             Chief Executive Officer, AXA
   75008 Paris, France

*  Henri Brischoux                 Manager, AXA Assurances
   21, rue de Chateaudun
   75009 Paris, France

*  Henri de Castries               Executive Vice President,
   23, avenue Matignon             Financial Services and Life
   75008 Paris, France             Insurance Activities
                                   outside France, AXA

*  Henri de Clermont-Tonnerre      Chairman, Societe
   90, rue de Miromesnil           d'Armement et de Navigation
   75008 Paris, France             Charles Schiaffino
                                   (transportation)

                                                Page 48 of 82 Pages



*  Bernard Cornille                Audit Manager, AXA
   21, rue de Chateaudun           Assurances
   75009 Paris, France

*  Claude Fath                     Executive Officer

*  Patrice Garnier                 Retired

*  Henri Lachmann                  Vice Chairman; Chairman and
   56, rue Jean Giraudoux          Chief Executive Officer,
   67000 Strasbourg, France        Strafor Facom (office
                                   furniture)

*  Claude Peter                    Retired

*  Georges Rousseau                Retired
   2, rue des Mouettes
   76130 Mont Saint Aignan,
   France

*  Claude Tendil                   Chief Executive Officer;
   21, rue de Chateaudun           Executive Vice President,
   75009 Paris, France             French Insurance Activities
                                   and Non-Life and Composite
                                   Insurance Activities
                                   outside France, AXA

------------------------------
*  Member, Conseil
   d'Administration

                                                Page 49 of 82 Pages



                                                       Exhibit 8

                  Executive Officers and Directors
                                 of
                The Equitable Companies Incorporated

          The names of the Directors and the names and titles of the Executive Officers of The Equitable Companies Incorporated ("EQ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EQ at 787 Seventh Avenue, New York, New York 10019. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EQ and each individual is a United States citizen.

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

* Claude Bebear (1)                Chairman of the Board;
  AXA                              Chairman and Chief
  23, avenue Matignon              Executive Officer, AXA
  75008 Paris, France

* James M. Benson                  Senior Executive Vice
                                   President and Chief
                                   Operating Officer;
                                   President and Chief
                                   Executive Officer, The
                                   Equitable Life Assurance
                                   Society of the United
                                   States

* Henri de Castries (1)            Vice Chairman of the
  AXA                              Board; Executive Vice
  23, avenue Matignon              President, Financial
  75008 Paris, France              Services and Life
                                   Insurance Activities
                                   outside France, AXA

                                                Page 50 of 82 Pages



* John S. Chalsty                  Chairman and Chief
  Donaldson, Lufkin &              Executive Officer,
  Jenrette, Inc.                   Donaldson, Lufkin &
  277 Park Avenue                  Jenrette, Inc.
  New York, NY  10172

  Jerry M. de St. Paer             Senior Executive Vice
                                   President and Chief
                                   Financial Officer;
                                   Executive Vice President,
                                   The Equitable Life
                                   Assurance Society of the
                                   United States

* Joseph L. Dionne                 Chairman and Chief
  The McGraw Hill Companies        Executive Officer, The
  1221 Avenue of the Americas      McGraw Hill Companies
  New York, NY  10020              (publishing)

* William T. Esrey                 Chairman of the Board and
  Sprint Corporation               Chief Executive Officer,
  P.O. Box 11315                   The Sprint Corporation
  Kansas City, MO  64112           (telecommunications)

* Jean-Rene Fourtou (1)            Chairman and Chief
  Rhone-Poulenc S.A.               Executive Officer, Rhone-
  25 quai Paul Doumer              Poulenc S.A. (industry)
  92408 Courbevoie,
  France

  Robert E. Garber                 Executive Vice President
                                   and General Counsel

* Donald J. Greene                 Partner, LeBoeuf,  Lamb,
  LeBoeuf, Lamb, Greene &          Greene & MacRae (law firm)
  MacRae
  125 West 55th Street
  New York, NY 10019

                                                Page 51 of 82 Pages



* Anthony J. Hamilton (2)          Group Chairman, Fox-Pitt,
  35 Wilson Street                 Kelton Limited (Finance)
  London, England  EC2M 2SJ


* John T. Hartley                  Retired Chairman and
  Harris Corporation               Chief Executive Officer,
  1025 Nasa Boulevard              Harris Corporation
  Melbourne, FL 32919              (manufacturer of
                                   electronic, telephone and
                                   copying systems)

* John H. F. Haskell, Jr           Director and Managing
  Dillon, Read & Co., Inc.         Director, Dillon, Read &
  535 Madison Avenue               Co., Inc. (investment
  New York, NY 10028               banking firm)

* W. Edwin Jarmain (3)             President, Jarmain Group
  Jarmain Group Inc.               Inc. (private investment
  95 Wellington St. West           holding company)
  Suite 805
  Toronto, Ontario M5J 2N7
  Canada

* Winthrop Knowlton                Chairman, Knowlton
  Knowlton Brothers, Inc.          Brothers, Inc. (private
  530 Fifth Avenue                 investment firm);
  New York, NY 10036               President and Chief
                                   Executive Officer,
                                   Knowlton Associates, Inc.
                                   (consulting firm)

* Arthur L. Liman                  Partner, Paul, Weiss,
  Paul, Weiss, Rifkind,            Rifkind, Wharton &
  Wharton & Garrison               Garrison (law firm)
  1285 Avenue of the Americas
  New York, NY 10019

                                                Page 52 of 82 Pages



  William T. McCaffrey             Executive Vice President
                                   and Chief Administrative Officer;
                                   Senior Executive Vice President
                                   and Chief Operating Officer,
                                   The Equitable Life Assurance Society
                                   of the United States

* Joseph J. Melone                 Chief Executive Officer
                                   and President; Chairman
                                   of the Board, The
                                   Equitable Life Assurance
                                   Society of the United
                                   States

  Peter D. Noris                   Executive Vice President
                                   and Chief Investment
                                   Officer; Executive Vice
                                   President and Chief
                                   Investment Officer, The
                                   Equitable Life Assurance
                                   Society of the United
                                   States

* Didier Pineau-Valencienne        Chairman and Chief
  64-70, avenue Jean Baptiste      Executive Officer,
  Clement                          Schneider S.A. (electric
  92646 Boulogne Cedex, France     equipment)

* George J. Sella, Jr.             Retired Chairman,
  American Cyanamid Company        President and Chief
  P.O. Box 3017                    Executive Officer,
  Newton, NJ 07860                 American Cyanamid Company
                                   (manufacturer
                                   pharmaceutical products
                                   and agricultural products)

                                                Page 53 of 82 Pages



  Jose Suquet                      Executive Vice President;
                                   Executive Vice President
                                   and Chief Agency Officer;
                                   The Equitable Life
                                   Assurance Society of the
                                   United States

  Stanley B. Tulin                 Executive Vice President;
                                   Senior Executive Vice
                                   President and Chief
                                   Financial Officer, The
                                   Equitable Life Assurance
                                   Society of the United
                                   States

* Dave H. Williams                 Chairman and Chief
  Alliance Capital                 Executive Officer,
  Management Corporation           Alliance Capital
  1345 Avenue of the Americas      Management Corp.
  New York, NY 10105               (investment company)

* Director
  (1) Citizen of the Republic of
      France
  (2) Citizen of United Kingdom
  (3) Citizen of Canada

                                                Page 54 of 82 Pages



                                                      Exhibit 9

                  Executive Officers and Directors
                                 of
     The Equitable Life Assurance Society of the United States

          The names of the Directors and the names and titles of the Executive Officers of The Equitable Life Assurance Society of the United States ("Equitable") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officers' business address is that of Equitable at 787 Seventh Avenue, New York, New York 10019. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Equitable and each individual is a United States citizen.


Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

* Claude Bebear (1)                Chairman and Chief Executive
  AXA                              Officer, AXA
  23, avenue Matignon
  75008 Paris, France

* James M. Benson                  President and Chief
                                   Executive Officer; Senior
                                   Executive Vice President and
                                   Chief Operating Officer, The
                                   Equitable Companies
                                   Incorporated

* Christopher J. Brocksom          Chief Executive Officer, AXA
  (2)                              Equity and Law Life
  AXA Equity and Law               Assurance Society
  Amersham Road
  High Wycombe
  Buckinghamshire HP13 5AL
  England

* Francoise Colloc'h               Executive Vice President,
  AXA S.A.                         Culture, Management and
  23, avenue Matignon              Public Relations, AXA
  75008 Paris, France

                                                Page 55 of 82 Pages



* Henri de Castries (1)            Executive Vice President,
  AXA                              Financial Services and Life
  23, avenue Matignon              Insurance Activities
  75008 Paris, France              (outside of France), AXA

* Jerry M. de St. Paer             Executive Vice President;
                                   Senior Executive Vice
                                   President and Chief
                                   Financial Officer, The
                                   Equitable Companies
                                   Incorporated

* Joseph L. Dionne                 Chairman and Chief Executive
  The McGraw-Hill Companies        Officer, The McGraw-Hill
  1221 Avenue of the               Companies (publishing)
  Americas
  New York, NY 10020

* William T. Esrey                 Chairman of the Board and
  Sprint Corporation               Chief Executive Officer, The
  P.O. Box 11315                   Sprint Corporation
  Kansas City, MO 64112            (telecommunications)

* Jean-Rene Fourtou (1)            Chairman and Chief Executive
  Rhone-Poulenc S.A.               Officer,
  25 quai Paul Doumer              Rhone-Poulenc S.A. (industry)
  92408 Courbevoie,
  France

* Norman C. Francis                President, Xavier University
  Xavier University of             of Louisiana
  Louisiana
  7235 Palmetto Street
  New Orleans, LA 70125

  Robert E. Garber                 Executive Vice President and
                                   General Counsel; Executive
                                   Vice President and General
                                   Counsel, The Equitable
                                   Companies Incorporated

                                                Page 56 of 82 Pages



* Donald J. Greene                 Partner, LeBoeuf, Lamb,
  LeBoeuf, Lamb, Greene &          Greene & MacRae (law firm)
  MacRae
  125 West 55th Street
  New York, NY 10019

* John T. Hartley                  Retired Chairman and Chief
  Harris Corporation               Executive Officer, Harris
  1025 Nasa Boulevard              Corporation (manufacturer of
  Melbourne, FL 32919              electronic, telephone and
                                   copying systems)

* John H.F. Haskell, Jr.           Director and Managing
  Dillon, Read & Co., Inc.         Director, Dillon Read & Co.,
  535 Madison Avenue               Inc. (investment banking
  New York, NY 10028               firm)

* W. Edwin Jarmain (3)             President, Jarmain Group
  Jarmain Group Inc.               Inc. (private investment
  95 Wellington St. West           holding company)
  Suite 805
  Toronto, Ontario M5J 2N7
  Canada

* G. Donald Johnston Jr.           Retired Chairman and Chief
  184-400 Ocean Rd.                Executive Officer, JWT
  John's Island                    Group, Inc. (advertising)
  Vero Beach, FL 32963

* Winthrop Knowlton                Chairman, Knowlton Brothers,
  Knowlton Brothers, Inc.          Inc. (private investment
  530 Fifth Avenue                 firm); President and Chief
  New York, NY 10036               Executive Officer, Knowlton
                                   Associates, Inc. (consulting
                                   firm)

* Arthur L. Liman                  Partner, Paul, Weiss,
  Paul, Weiss, Rifkind,            Rifkind, Wharton & Garrison
  Wharton & Garrison               (law firm)
  1285 Avenue of the
  Americas
  New York, NY 10019

                                                Page 57 of 82 Pages



* George T. Lowy                   Counselor-at-Law, Partner,
  Cravath, Swaine & Moore          Cravath, Swaine & Moore (law
  825 Eighth Avenue                firm)
  New York, NY 10019

* William T. McCaffrey             Senior Executive Vice
                                   President and Chief
                                   Operating Officer; Executive
                                   Vice President and Chief
                                   Administrative Officer, The
                                   Equitable Companies
                                   Incorporated

* Joseph J. Melone                 Chairman of the Board;
                                   President and Chief
                                   Executive Officer, The
                                   Equitable Companies
                                   Incorporated

  Peter D. Noris                   Executive Vice President and
                                   Chief Investment Officer;
                                   Executive Vice President and
                                   Chief Investment Officer,
                                   The Equitable Companies
                                   Incorporated

* Didier Pineau-Valencienne        Chairman and Chief Executive
  64-70, avenue Jean               Officer, Schneider S.A.
  Baptiste Clement                 (electric equipment)
  92646 Boulogne Cedex,
  France

* George J. Sella, Jr.             Retired Chairman and Chief
  American Cyanamid Company        Executive Officer, American
  P.O. Box 3017                    Cyanamid Company
  Newton, NJ 07860                 (manufacturer pharmaceutical
                                   products and agricultural
                                   products)

  Jose Suquet                      Executive Vice President and
                                   Chief Agency Officer;
                                   Executive Vice President,
                                   The Equitable Companies
                                   Incorporated

                                                Page 58 of 82 Pages



Stanley B. Tulin                 Senior Executive Vice
                                 President and Chief
                                 Financial Officer; Executive
                                 Vice President, The
                                 Equitable Companies
                                 Incorporated

* Dave H. Williams               Chairman and Chief Executive
  Alliance Capital               Officer, Alliance Capital
  Management Corporation         Management Corporation
  1345 Avenue of the             (investment company)
  Americas
  New York, NY 10105


------------------------
* Director

  (1) Citizen of the Republic
      of France
  (2) Citizen of the United
      Kingdom
  (3) Citizen of Canada

                                                Page 59 of 82 Pages



                                                    Exhibit 10


                  Executive Officers and Directors
                                 of
                   Equitable Holding Corporation


          The names of the Directors and the names and titles of the Executive Officers of Equitable Holding Corporation ("EHC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EHC at 200 Plaza Drive, 2nd Floor, Secaucus, NJ 07096-1583. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EHC and each individual is a United States citizen.


Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

* Edward J. Hayes                  President and Chief
                                   Executive Officer

* Naomi J. Weinstein               Vice President

* Charles Wilder                   Vice President




*Director

                                                Page 60 of 82 Pages



                                                     Exhibit 11


                  Executive Officers and Directors
                                of
                 Equitable Investment Corporation


          The names of the Directors and the names and titles of the Executive Officers of Equitable Investment Corporation ("EIC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EIC at 787 Seventh Avenue, New York, New York 10019. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EIC and each individual is a United States citizen.


Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

* Joseph J. Melone                 Chairman, Chief Executive
                                   Officer, and President;
                                   Chairman of the Board, The
                                   Equitable Life Assurance
                                   Society of the United States;
                                   President and Chief Executive
                                   Officer, The Equitable
                                   Companies Incorporated

* Frank J. Behm                    Senior Vice President, Chief
                                   Financial Officer, and
                                   Treasurer

* Jerry M. de St. Paer             Executive Vice President and
                                   Chief Operating Officer;
                                   Senior Executive Vice President and
                                   Chief Financial Officer, The
                                   Equitable Companies
                                   Incorporated



*Director

                                                Page 61 of 82 Pages



                                                    Exhibit 12


                  Executive Officers and Directors
                                 of
                             ACMC, Inc.


          The names of the Directors and the names and titles of the Executive Officers of ACMC, Inc. and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of ACMC, Inc. at 787 Seventh Avenue, New York, New York, 10019. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to ACMC, Inc. and each individual is a United States citizen.


Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

* Joseph J. Melone                 Chairman of the Board, The
                                   Equitable Life Assurance
                                   Society of the United States;
                                   President and Chief Executive
                                   Officer, The Equitable
                                   Companies Incorporated

* Jerry M. de St. Paer             Chairman, President, and Chief
                                   Executive Officer

* Louis M. Ocone                   Executive Vice President and
                                   Chief Financial Officer



* Director

                                                Page 62 of 82 Pages



                                                         Exhibit 13

                  Executive Officers and Directors
                                 of
              Equitable Capital Management Corporation

          The names of the Directors and the names and titles of the Executive Officers of Equitable Capital Management Corporation ("ECMC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of ECMC at 787 Seventh Avenue, New York, New York 10019. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to ECMC and each individual is a United States citizen.


Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

* Joseph J. Melone                 Chairman of the Board, The
                                   Equitable Life Assurance
                                   Society of the United States;
                                   President and Chief Executive
                                   Officer, The Equitable
                                   Companies Incorporated

* Frank J. Behm                    Senior Vice President and
                                   Treasurer

* Jerry M. de St. Paer             Chairman, President, and Chief
                                   Executive Officer; Senior
                                   Executive Vice President and
                                   Chief Financial Officer, The
                                   Equitable Companies
                                   Incorporated

* Louis M. Ocone                   Executive Vice President and
                                   Chief Financial Officer



 *  Director

                                                Page 63 of 82 Pages



                                                     Exhibit 15

                         Power of Attorney


          AXA, a societe anonyme organized under the laws of the Republic of France, (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Forms 3, Forms 4 and Forms 5 as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing") relating to Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) and
Section 16 of the Securities Exchange Act of 1934.

          The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been

                                                Page 64 of 82 Pages



received by the said attorneys-in-fact and agents of the Corporation.

          IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 21st day of June, 1996.


                                    AXA,

                                     by /s/ Claude Bebear
                                        -------------------------
                                        Name:  Claude Bebear
                                        Title: Chairman and CEO

                                                Page 65 of 82 Pages



                         Power of Attorney


          Finaxa, a societe anonyme organized under the laws of the Republic of France, (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Forms 3, Forms 4 and Forms 5 as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing") relating to Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) and
Section 16 of the Securities Exchange Act of 1934.

          The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been

                                                Page 66 of 82 Pages



received by the said attorneys-in-fact and agents of the Corporation.


          IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 21st day of June, 1996.


                                 FINAXA,

                                  by /s/ Claude Bebear
                                     ----------------------------
                                     Name:  Claude Bebear
                                     Title: Chairman and CEO

                                                Page 67 of 82 Pages



                         Power of Attorney


          AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of the Republic of France, (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Forms 3, Forms 4 and Forms 5 as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing") relating to Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) and
Section 16 of the Securities Exchange Act of 1934.

          The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been

                                                Page 68 of 82 Pages



received by the said attorneys-in-fact and agents of the Corporation.


          IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 21st day of June, 1996.


                               AXA ASSURANCES I.A.R.D.
                               MUTUELLE,

                                by /s/ Claude Tendil
                                   ------------------------------
                                   Name:  Claude Tendil
                                   Title: Chief Executive
                                          Officer

                                                Page 69 of 82 Pages



                         Power of Attorney


          Uni Europe Assurance Mutuelle, a mutual insurance company organized under the laws of the Republic of France, (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Forms 3, Forms 4 and Forms 5 as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing") relating to Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) and
Section 16 of the Securities Exchange Act of 1934.

          The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been

                                                Page 70 of 82 Pages




received by the said attorneys-in-fact and agents of the Corporation.


          IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 21st day of June, 1996.


                                UNI EUROPE ASSURANCE MUTUELLE,

                                 by /s/ Claude Tendil
                                    ----------------------------
                                    Name:  Claude Tendil
                                    Title: Chief Executive
                                           Officer

                                                Page 71 of 82 Pages



                         Power of Attorney


          AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of the Republic of France, (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Forms 3, Forms 4 and Forms 5 as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing") relating to Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) and
Section 16 of the Securities Exchange Act of 1934.

          The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been

                                                Page 72 of 82 Pages



received by the said attorneys-in-fact and agents of the Corporation.


          IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 21st day of June, 1996.


                                  AXA ASSURANCES VIE MUTUELLE,

                                  by /s/ Claude Tendil
                                     -----------------------------
                                     Name:  Claude Tendil
                                     Title: Chief Executive
                                            Officer

                                                Page 73 of 82 Pages



                         Power of Attorney


          Alpha Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of the Republic of France, (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Forms 3, Forms 4 and Forms 5 as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing") relating to Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) and
Section 16 of the Securities Exchange Act of 1934.

          The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been

                                                Page 74 of 82 Pages



received by the said attorneys-in-fact and agents of the Corporation.


          IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 21st day of June, 1996.


                             ALPHA ASSURANCES I.A.R.D.
                             MUTUELLE,

                              by /s/ Claude Tendil
                                 -----------------------------
                                 Name:  Claude Tendil
                                 Title: Chief Executive
                                        Officer

                                                Page 75 of 82 Pages



                         Power of Attorney


          Alpha Assurances Vie Mutuelle, a mutual insurance company organized under the laws of the Republic of France, (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Forms 3, Forms 4 and Forms 5 as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing") relating to Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) and
Section 16 of the Securities Exchange Act of 1934.

          The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the

                                                Page 76 of 82 Pages



revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.


          IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 21st day of June, 1996.


                             ALPHA ASSURANCES VIE MUTUELLE

                              by /s/ Claude Tendil
                                 -----------------------------
                                 Name:  Claude Tendil
                                 Title: Chief Executive
                                        Officer

                                                Page 77 of 82 Pages



                         Power of Attorney


          Claude Bebear, as a Voting Trustee (the "Trustee"), pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA, a societe anonyme organized under the laws of the Republic of France, and the Voting Trustees identified therein, hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Trustee and in the name, place and stead of the Trustee, in any and all capacities, to execute for and on behalf of the Trustee, all Schedules 13D and Forms 3, Forms 4 and Forms 5 as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing") relating to Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Trustee hereby grants to such attorneys-in-fact and agents of the Trustee full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Trustee might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Trustee or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Trustee, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) and
Section 16 of the Securities Exchange Act of 1934.

          The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the

                                                Page 78 of 82 Pages



revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Trustee.


          IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 21st day of June, 1996.


                                 /s/ Claude Bebear
                                 ---------------------------------
                                 Name:  Claude Bebear
                                 Title: Voting Trustee

                                                Page 79 of 82 Pages



                         Power of Attorney


          Patrice Garnier, as a Voting Trustee (the "Trustee"), pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA, a societe anonyme organized under the laws of the Republic of France, and the Voting Trustees identified therein, hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Trustee and in the name, place and stead of the Trustee, in any and all capacities, to execute for and on behalf of the Trustee, all Schedules 13D and Forms 3, Forms 4 and Forms 5 as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing") relating to Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Trustee hereby grants to such attorneys-in-fact and agents of the Trustee full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Trustee might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Trustee or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Trustee, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) and
Section 16 of the Securities Exchange Act of 1934.

          The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the

                                                Page 80 of 82 Pages



revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Trustee.


          IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 21st day of June, 1996.


                                      \s\ Patrice Garnier
                                      --------------------------
                                      Name:  Patrice Garnier
                                      Title: Voting Trustee

                                                Page 81 of 82 Pages



                         Power of Attorney


          Henri de Clermont-Tonnerre, as a Voting Trustee (the "Trustee"), pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA, a societe anonyme organized under the laws of the Republic of France, and the Voting Trustees identified therein, hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Trustee and in the name, place and stead of the Trustee, in any and all capacities, to execute for and on behalf of the Trustee, all Schedules 13D and Forms 3, Forms 4 and Forms 5 as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing") relating to Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Trustee hereby grants to such attorneys-in-fact and agents of the Trustee full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Trustee might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Trustee or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Trustee, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) and
Section 16 of the Securities Exchange Act of 1934.

          The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the

                                                Page 82 of 82 Pages



revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Trustee.


          IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 21st day of June, 1996.


                                \s\ Henri de Clermont-Tonnerre
                                ----------------------------------
                                Name:  Henri de Clermont-Tonnerre
                                Title: Voting Trustee